UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2005

Solomon Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50532	52-1812208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 L & R Industrial Boulevard
Tarpon Springs, Florida 34689
(Address of principal executive offices, zip code)

Registrant's telephone number, including area code: (727) 934-8778

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward-Looking Statements:

Some of the statements in this report are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions that are not statements of historical fact. You can identify these statements by the following words:

- "may"
- "will"
- "should"
- "estimates"
- "plans"
- "expects"
- "believes"
- "intends"

and similar expressions. We cannot guarantee our future results, performance or achievements. Our actual results and the timing of corporate events may differ significantly from the expectations discussed in the forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements. Potential risks and uncertainties that could affect our future operating results include, but are not limited to, the risks identified and discussed from time to time in our filings with the Securities & Exchange Commission.

Item 1.01. Entry into a Material Definitive Agreement

On March 2, 2005, Solomon Technologies, Inc. (the “Company”) entered into a Consulting and Noncompetition Agreement with David E. Tether, a member of the Company’s board of directors and the Company’s former Chief Technology Officer. The agreement will be in effect for at least six months and thereafter for so long as Mr. Tether remains a director of the Company. Under the terms of the agreement, for a consulting fee of $125,000 per annum, Mr. Tether will provide the Company with assistance in the development, improvement and promotion of the Company’s electric motors and related products, and will provide such other services as may be requested by the Company. Mr. Tether has also agreed not to compete with the Company during the term of the agreement and for a period of two years thereafter.

Item 7.01. Regulation FD Disclosure

On March 2, 2005, the Company issued a press release announcing the resignation of David Tether as an employee and Chief Technology Officer and the Company’s retention of Mr. Tether as a director and consultant. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(a)	Not applicable
(b)	Not applicable
(c)	Exhibits
99.1	Press release regarding David Tether.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLOMON TECHNOLOGIES, INC. (Registrant)

Date: March 4, 2005	By:	/s/ Peter W. DeVecchis, Jr.

President (Principal Executive Officer)

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